Exhibit 5.33

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Interest of Experts" in the Registration Statement (Form F-10/A No. 333-194916) and related Prospectus of Energy Fuels Inc. and to the use of our report dated March 26, 2013 with respect to the consolidated financial statements of Strathmore Minerals Corp. included in the Business Acquisition Report dated September 27, 2013 and incorporated by reference in the Management Information Circular dated July 15, 2013, that are both incorporated by reference in the Registration Statement (Form F-10/A No. 333-194916) and related Prospectus of Energy Fuels Inc. for the registration of US$100,000,000 of its common shares, warrants to purchase common shares or debt securities, units, subscription receipts, preferred shares, and debt securities.

Vancouver, Canada	/s/ Ernst & Young LLP
April 9, 2014	Chartered Accountants